EXHIBIT 99.1


FOR IMMEDIATE RELEASE      CONTACT:  Karen Strickholm
---------------------      505-988-4401
August 21, 2007            STRICKHOLMCOMPANY@MSN.COM


         NEW MOTION, INC. NAMES SUSAN G. SWENSON CHIEF OPERATING OFFICER

                           PREVIOUSLY COO OF T-MOBILE

IRVINE, CA -- NEW MOTION INC. (OTCBB: NWMO), a leading digital entertainment company providing a broad range of mobile entertainment and Internet media services, has named former T-Mobile chief operating officer SUSAN G. SWENSON to the position of chief operating officer for New Motion, Inc., it was announced today by BURTON KATZ, chief executive officer.

Swenson will focus initially on optimizing New Motion's extensive assets and strong stable of brands, and supporting the company's continued growth. She will hold direct responsibility for all existing day to day operations and support the business's future expansion. Swenson assumes the chief operating officer position full-time and effective immediately operating from the company's corporate headquarters in Irvine, CA.

"New Motion is coming of age, and as we prepare the company for its next phase of growth, we are fortunate to have an executive with Sue's abilities and impressive credentials on board," said Katz. "Sue has been a major player in the wireless industry since its inception, and she will be an excellent addition to the team."

Said Swenson, "New Motion is clearly emerging as a leading player in the mobile arena, with a strong management team. They have a highly creative approach to digital entertainment, providing consumers with the best there is to offer in innovative services and mobile entertainment. I am pleased to be part of this exciting company."

Swenson joins New Motion from Amp'd Mobile in Los Angeles, CA, where she held the position of chief operating officer from 2006 on, and was directly responsible for customer operations, technology development, human resources, legal and finance. Prior to Amp'd Mobile, Swenson was chief operating officer of T-Mobile in Seattle, WA, a $12 billion dollar company, from 2004 through 2005. In that position, she managed engineering, information technology, customer care, business operations and customer loyalty. From 1999 to 2004, she was president and chief operating officer for Leap Wireless, now known as Cricket Communications. From 1994 through 1999, Swenson was president and chief executive officer for Cellular One, a joint venture between AirTouch Communications and AT&T. Prior to that, she was a vice president with Pacific Bell, and she got her start in the mobile market with Pactel Cellular, beginning in 1979.

Swenson is an active member on the board of directors for several organizations, including serving as director and on the audit and exam committees for MBlox and Wells Fargo. She also is a director on the board of Eltek, a telecom power company. Swenson holds a bachelor's degree in French from San Diego State University, awarded in 1971.

ABOUT NEW MOTION, INC.
----------------------

NEW MOTION, INC. (OTCBB:  NWMO) is a digital  entertainment  company providing a broad range of digital and mobile products and services to consumers. New Motion, Inc. combines the power of the Internet, the latest in mobile technology, and traditional marketing / advertising methodologies to their brands: MOBILESIDEWALK(TM), a mobile entertainment portal, RINGTONECHANNEL, a mobile storefront provider, Bid4Prizes, a low-bid mobile auction game, and GATORARCADE, a premium online and mobile gaming site. Headed by a seasoned team of Internet, new media, entertainment and technology professionals, New Motion, Inc. was founded in 2005 and is headquartered in Irvine, California with a branch office in Seattle. WIRED MAGAZINE recently declared New Motion's mobile content capabilities a "rival to those of their mainstream-media counterparts," WIRELESS BUSINESS FORECAST named New Motion "a company to watch," and RCR
WIRELESS NEWS noted that New Motion, Inc. is "gaining traction in the direct-to-consumer ring." For more information, please visit WWW.NEWMOTIONINC.COM, WWW.MOBILESIDEWALK.COM, www.ringtonechannel.com,
WWW.BID4PRIZES.COM or WWW.GATORARCADE.COM.